Exhibit 16

March 10, 2003

Securities and Exchange Commission

Mail Stop 11-3

450 5th Street, N.W.

Washington, D.C.   20549

Dear Sirs/Madams:

We have read Item 4 of AGL Resources Inc.’s  Form 8-K dated March 10, 2003, and have the following comments:

1.

We agree with the statements made in the 2nd , 3rd and 4th paragraphs.

2.

We have no basis on which to agree or disagree with the statements made in the 1st and 5th paragraphs.

Yours truly,

/s/ Deloitte & Touche LLP

DELOITTE & TOUCHE LLP